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                 December 16, 2021

       Steven N. Bronson
       Chief Executive Officer
       Interlink Electronics, Inc.
       1 Jenner, Suite 200
       Irvine, California 92618

                                                        Re: Interlink
Electronics, Inc.
                                                            Registration
Statement on Form S-3
                                                            Submitted December
10, 2021
                                                            File No. 333-261603

       Dear Mr. Bronson:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact at Kyle Wiley, Staff Attorney, at 202-344-5791 or Jan Woo, Legal Branch
       Chief, at 202-551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              John McIlvery